SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): December 30, 2004

                              MICHELEX CORPORATION
             (Exact name of registrant as specified in its charter)

          Utah                    000-26695               87-0636107
(State of Incorporation) (Commission File Number)(IRS Employer Identification #)



                                  63 Trade Road
                             Massena, New York 13662
                  --------------------------------------------
                    (Address of Principal Executive Offices)

                                 (315) 769-6616
                    ----------------------------------------
              (Registrant's telephone number, including area code)

Item 1.01 Entry Into a Material Definitive Agreement.

Item 2.01 Completion of Acquisition or Disposition of Assets.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

     On December 30, 2004, the Registrant entered into an Agreement of Sale, dated December 30, 2004 (the "Agreement of Sale"), with Cynthia Cassell
("Seller") pursuant to which the Registrant acquired all of the issued and outstanding capital stock ("Stock") of Hindsight Records, Inc. ("Hindsight"), a California corporation. Approximately one week prior thereto, Seller had acquired Hindsight from Thomas Gramuglia ("Gramuglia"), one of the Registrant's directors and its Vice-President and Treasurer, in exchange for a promissory note from Gramuglia in the amount of $800,000. Seller is the mother of Gramuglia's youngest child.

     In consideration for the Hindsight Stock, the Registrant delivered to Seller a promissory note for $800,000 (the "Note") and 100,000 shares of Registrant's common stock. In addition, the registrant assumed all of Hindsight's obligations under Hindsight's 5% secured convertible debentures due December 29, 2006 having an aggregate principal balance of $1,000,000, see Debenture A and Debenture B, hereafter (the "Debentures"). In addition, pursuant to an Agreement and Plan of Merger (the "Merger Agreement"), dated as of December 30, 2004, between the Registrant, Hindsight and Registrant's new wholly owned subsidiary, Stradaveri, Inc., a California corporation, Stradaveri merged with and into Hindsight, with Hindsight as the surviving corporation. In connection with the Merger Agreement, the registrant entered in a Registration Right Agreement ("Right Agreement") pursuant to which it agreed to register the shares of its common stock issuable upon conversion of the Debentures.

     The Note bears interest at a rate of 4% per annum and is payable in equal monthly installments over a period of sixty (60) months commencing March 1, 2006.

     The Debentures are due and payable on December 29, 2006 and are secured by the assets of the Registrant. Further, pursuant to the Agreement of Sale and the Merger Agreement, as a result of Registrant's assumption of Hindsight's obligations under the Debentures, the Debentures, which were originally convertible into shares of Hindsight common stock will be convertible into shares of Registrant's common stock, as follows: (i) Debenture A, in the principal amount of $999,000, is convertible into shares of the Company's common stock at a conversion price equal to the lesser of (a) one hundred percent (100%) of the final closing bid price per share of the Registrant's common stock on December 30, 2004 and (b) seventy five percent (75%) of the average of the three (3) lowest closing bid prices per share of the common stock during the thirty (30) trading days immediately preceding the conversion date, and (ii) Debenture B in the principal amount of $1,000 is convertible into shares of the Company's common stock at a conversion price of $.001 per share. So long as the Company is not in default under the Debentures, each of the Debentures is redeemable by the Company at a price equal to 125% of the unconverted principal amount plus accrued interest.


     The descriptions of the Agreement of Sale, Merger, the Note and the Debentures A and B discussed above are not complete and are qualified in their entirety by reference to such agreements, which are attached as exhibits and are incorporated herein by reference.

     Hindsight is a media production and distribution company that produces and distributes a diverse mix of musical recordings in both cassette based and CD formats. The Company has an extensive catalog of titles, which include titles for which it has acquired the distribution rights and also various master recordings, which it owns. The catalog includes an extensive list of titles by major artists of music from the "Big Band Era" (1940-1960), Jazz, "Pop" and Country and Western. Also included in the catalog are a variety of masters that were made from original radio transcriptions.

     The acquisition of Hindsight was completed on January 5, 2005, with the filing of the Certificate of Merger with the Secretary of State of California



Item 9.01    Financial Statements And Exhibits

             Financial Statements
    (a)      Financial Statements.

                           To be filed by Amendment

    (b)      Pro Forma financial information.

                           To be filed by Amendment

    (c)      Exhibits

4.1 Agreement of Sale, between Cynthia Cassell, and Michelex Corporation, made as of as of December 30, 2004
4.2 Promissory Note, dated December 30, 2004, from Michelex Corporation to Cynthia Cassell,
4.3 Agreement and Plan of Merger, dated as of December 30, 2004, by and among Michelex Corporation, Stradaveri, Inc., and Hindsight Records, Inc.
4.4  Debenture A for US $999,000
4.5  Debenture B for US $1,000
4.6  Certificate of Merger
10.1 Registration Rights Agreement


                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

         By: /s/ Ginette Gramuglia
         ---------------------------------
         Ginette Gramuglia
         President Date: April 13, 2005